EXHIBIT 99.1

Castle Brands Announces Preliminary Fiscal 2019 Results

Growth Driven by its High-Performing Bourbon, Premium Ginger Beer and Irish Whiskey Brands

NEW YORK – May 16, 2019 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today announced preliminary, unaudited financial results for the fiscal year ended March 31, 2019.

Operating highlights for the fiscal year ended March 31, 2019:

●	Ten years of strong growth in the Jefferson’s and Goslings brands drove expected record net sales of approximately $95.8 million in fiscal 2019, an increase of 7% over net sales of $89.9 million in fiscal 2018. Net sales for the fourth quarter of fiscal 2019 are expected to be approximately $26.9 million, an increase of 12% from the prior-year period.

●	Record gross profit expected in the range of $37.0 to $37.5 million in fiscal 2019.

●	Sales of Goslings Stormy Ginger Beer from all sources were 2,205,700 cases and Castle Brands reported sales of 446,000 cases of spirits; both record results.

●	Jefferson’s Bourbon grew 19% in overall case sales and, more impressively, over 23% for products retailing for more than $50 per bottle. Jefferson’s Bourbon is one of the top-five small-batch bourbons in America; and is the only such brand not owned by a major spirits company.

●	Goslings Stormy Ginger Beer has continued its record of delivering strong growth over the 10 years it has been in existence. Sales and points of distribution continued to grow across all distribution channels in the US, including grocery stores, club stores, liquor stores, national account chains, bars, and restaurants.

●	Goslings Rum U.S. case sales grew 5.5% in the fiscal year ended March 31, 2019 as compared to the prior fiscal year. Gosling’s rum is one of the top-ten premium imported rum brands in America; and, as with Jefferson’s, it is the only brand in that group not owned by a major spirits company.

●	Knappogue Castle Single Malt Irish Whiskey saw its best year ever, posting strong double-digit growth. New super premium packaging and the release of unique limited expressions at higher price points contributed to this performance.

“We are proud of Castle Brand’s case sales performance in the fiscal year ended March 31, 2019. We believe that it is unique for a small independent spirits and premium beverage company to have several brands that are either leading or outpacing the growth of their respective categories,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“We expect that growth of these brands, particularly Jefferson’s, will continue to drive our long-term trends of increasing sales and improving financial performance,” Mr. Lampen continued.

About this announcement

All financial results in this release are approximate and unaudited due to the preliminary nature of the announcement. Actual results may differ materially from these estimates once the financial closing procedures and final adjustments for fiscal 2019 are completed. Castle Brands anticipates releasing its audited financial results in mid-June 2019.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium drinks brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection, Jefferson’s Wood Experiments and Jefferson’s Manhattan Barrel Finished Cocktail, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2018, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

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Contact:

Taglich Brothers, Inc.

Beth Schreiber

917-991-6688

bschreiber@taglichbrothers.com